Exhibit 99.1

For Immediate Release

VPG Reports Fiscal 2025 Third Quarter Results;

The Company Announces the Addition of Two C-Suite Positions

MALVERN, Pa. (November 4, 2025) - Vishay Precision Group, Inc. (NYSE: VPG), a leader in precision measurement and sensing technologies, today announced its results for its fiscal 2025 third quarter ended September 27, 2025.

Third Fiscal Quarter Highlights (comparisons are to the comparable period a year ago):

•	Net revenues of $79.7 million increased 5.3%.
•	Gross profit margin was 40.3% as compared to 40.0%
•	Adjusted gross profit margin* was 40.5%, as compared to 40.0%
•	Operating margin was 12.7% as compared to 5.1%.
•	Adjusted operating margin* was 6.2%, as compared to 5.2%.
•	Diluted net earnings per share of $0.59 compared to a diluted net loss per share of $0.10.
•	Adjusted diluted net earnings per share* of $0.26 compared to $0.19.
•	EBITDA* was $14.2 million with an EBITDA margin* of 17.9%.
•	Adjusted EBITDA* was $9.2 million with an adjusted EBITDA margin* of 11.5%.
•	Adjusted Free Cash Flow* of $7.4 million.

Ziv Shoshani, Chief Executive Officer of VPG, commented, “We achieved a solid quarter for VPG, as third-quarter sales grew 6.1% sequentially and were up 5.3% from the prior year. Total orders of $79.7 million were even with second-quarter levels, as strength in our Sensors segment offset lower orders in Weighing Solutions and Measurement Systems.  This resulted in a book-to-bill of 1.00, the fourth consecutive quarter of book-to-bill ratios of 1.00 or better, as our Sensors and Measurement Systems reporting segments recorded book-to-bill ratios of 1.07 and 1.04, respectively.  We continue to be encouraged by our business development initiatives, which include our opportunity in humanoid robots.”

Mr. Shoshani said: “We grew adjusted operating margin and adjusted EBITDA margin from the second quarter.  With a net cash position of $66 million, our strong balance sheet and growing cash flow support our growth strategy."

The Company's third-quarter results reflected $10.8 million of proceeds from the sale of a building on July 10, 2025 as part of its ongoing cost reduction and efficiency initiatives. The proceeds from the transaction, which were used to pay down the Company's debt, resulted in a gain in the third quarter of fiscal 2025 of approximately $5.5 million, or $0.36 per diluted share.

Company Adds Two C-Suite Positions:

To support VPG’s drive to accelerate its growth and maintain its focus on operational excellence, the Company's board of directors has approved the appointment of two executives to newly created C-Suite positions:  Yair Alcobi, who has held executive leadership positions at global industrial technology companies including KLA-Tencor among others, has been named as Chief Business and Product Officer and is responsible for sales, marketing, product and business development.  Rafi Ouzan, who had served as the head of VPG’s Weighing Solutions business segment, has been appointed as Chief Operating Officer and is responsible for overseeing and integrating the Company’s operations, including quality management and supply chain optimization across all manufacturing sites.  Both the Chief Business and Product Officer and the Chief Operating Officer will report to Ziv Shoshani, the Company's Chief Executive Officer.

“VPG has put in place operational and product development capabilities to address faster growing markets.  The change to our senior management organization will enable us to accelerate growth by streamlining business cross-divisional processes in a more efficient way,” Mr. Shoshani added.

Third Fiscal Quarter and Nine-Month Financial Trends:

The Company's third fiscal quarter 2025 net earnings attributable to VPG stockholders was $7.8 million, or $0.59 per diluted share, compared to net loss of $1.4 million or $0.10 per diluted share, in the third fiscal quarter of 2024.

In the nine fiscal months ended September 27, 2025, net earnings attributable to VPG stockholders were $7.1 million or $0.54 per diluted share, compared to net earnings attributable to VPG stockholders of $9.1 million, or $0.68 per diluted share, in the nine fiscal months ended September 28, 2024.

The third fiscal quarter 2025 adjusted net earnings* were $3.5 million, or $0.26 of adjusted diluted net earnings per share*, compared to $2.5 million or $0.19 of adjusted diluted net earnings per share* in the third fiscal quarter of 2024.

In the nine fiscal months ended September 27, 2025, adjusted net earnings* were $6.2 million, or $0.47 of adjusted diluted net earnings per share*, compared to $12.3 million, or $0.92 of adjusted diluted net earnings per share* in the nine fiscal months ended September 28, 2024.

Segment Performance:

The Sensors segment revenue of $31.6 million in the third fiscal quarter of 2025 increased 12.1% from $28.2 million in the third fiscal quarter of 2024. Sequentially, revenue increased 19.1% compared to $26.6 million in the second fiscal quarter of 2025. The year-over-year increase in revenues was primarily attributable to higher sales of precision resistors and strain gages in the Test and Measurement and the AMS markets. Sequentially, the increase primarily reflected higher sales of precision resistors in the Test and Measurement and AMS markets and higher sales of strain gages in the General Industrial market.

Gross profit margin for the Sensors segment was 33.6% for the third fiscal quarter of 2025, which increased from 31.0% in the third fiscal quarter of 2024 and increased from 32.0% in the second fiscal quarter of 2025. Adjusted for $37 thousand of start-up costs related to manufacturing consolidations, adjusted gross margin* was 33.7% in the third fiscal quarter of 2025. Adjusted gross margin was 32.2% in the second fiscal quarter of 2025.  The year-over-year increase in adjusted gross profit margin* was primarily due to higher volume, partially offset by unfavorable foreign exchange rates. Sequentially, the higher adjusted gross profit margin* was primarily due to volume and tariff-related net price adjustments, partially offset by decrease in inventories and unfavorable foreign exchange rates.

The Weighing Solutions segment revenue of $27.5 million in the third fiscal quarter of 2025 increased 9.4% compared to $25.2 million in the third fiscal quarter of 2024 and was 6.4% lower than $29.4 million in the second fiscal quarter of 2025. The year-over-year increase in revenues was mainly attributable to higher sales in the Transportation market.  Sequentially, the decrease in revenues was primarily due to lower sales in the Transportation market and in Other Markets for OEM manufacturers of construction and precision agriculture equipment.

Gross profit margin for the Weighing Solutions segment was 40.3% for the third fiscal quarter of 2025.  Gross profit margin increased compared to 35.1% in the third fiscal quarter of 2024 and 39.6% in the second fiscal quarter of 2025. Adjusted gross profit margin* was 40.2% in the second quarter of 2025. The year-over-year increase in gross profit margin was primarily due to higher volume, favorable product mix and cost reductions. The sequential increase in gross profit margin primarily reflected tariff-related net price adjustments and cost reductions, partially offset by lower volume.

The Measurement Systems segment revenue of $20.6 million in the third fiscal quarter of 2025 decreased 8.0% year-over-year from $22.4 million in the third fiscal quarter of 2024 and was 7.3% higher than $19.1 million in the second fiscal quarter of 2025. The year-over-year decrease was primarily attributable to decreased revenue in the AMS market. Sequentially, the increase in revenue was primarily due to higher sales in the Steel Market, which offset lower sales to the AMS market.

Gross profit margin for the Measurement Systems segment was 50.5%, compared to 56.8% in the third fiscal quarter of 2024, and 54.6% in the second fiscal quarter of 2025. The year-over-year decrease in gross profit margin was primarily due to lower volume and unfavorable product mix. The sequentially lower gross profit margin primarily reflected unfavorable product mix.

Near-Term Outlook

“Given our backlog and the current market conditions, we expect net revenues to be in the range of $75 million to $81 million for the fourth fiscal quarter of 2025, at constant third fiscal quarter 2025 foreign currency exchange rates,” concluded Mr. Shoshani.

*Use of Non-GAAP Financial Information:

We define “adjusted gross profit margin” as gross profit margin before start-up costs and acquisition purchase accounting adjustments. We define “adjusted operating margin” as operating margin before start-up costs, acquisition purchase accounting adjustments, restructuring costs, severance costs, and gain on sale of asset held for sale. We define “adjusted net earnings” and “adjusted diluted net earnings per share” as net earnings attributable to VPG stockholders before start-up costs, acquisition purchase accounting adjustments, restructuring costs and severance costs, foreign currency exchange gains and losses, associated tax effects, and gain on sale of asset held for sale. We define “EBITDA” as earnings before interest, taxes, depreciation, and amortization. We define “Adjusted EBITDA” as earnings before interest, taxes, depreciation, and amortization, start-up costs, acquisition purchase accounting adjustments, restructuring costs and severance costs, foreign currency exchange gains and losses, and gain on sale of asset held for sale.

“Adjusted free cash flow” for the third fiscal quarter of 2025 is defined as the amount of cash generated from operating activities ($(1.3) million) in excess of capital expenditures ($2.2 million), net of proceeds, if any, from the sale of assets ($10.9 million).

Management believes that these non-GAAP measures are useful to investors because each presents what management views as our core operating results for the relevant period. The adjustments to the applicable GAAP measures relate to occurrences or events that are outside of our core operations, and management believes that the use of these non-GAAP measures provides a consistent basis to evaluate our operating profitability and performance trends across comparable periods. These reconciling items are indicated on the accompanying reconciliation schedules and are more fully described in VPG’s consolidated financial statements presented in our Annual Report on Form 10-K and Quarterly Reports on Forms 10-Q.

Conference Call and Webcast:

A conference call will be held on Tuesday, November 4, 2025 at 9:00 a.m. ET (8:00 a.m. CT). To access the conference call, interested parties may call 1-833-470-1428 or internationally +1-646-844-6383 and use passcode 716708, or log on to the investor relations page of the VPG website at ir.vpgsensors.com. A replay will be available approximately one hour after the completion of the call by calling toll-free 1-866-813-9403 or internationally 1-929-458-6194 and by using passcode 172070. The replay will also be available on the “Events” page of investor relations section of the VPG website at ir.vpgsensors.com.

About VPG:

Vishay Precision Group, Inc. (VPG) is a leader in precision measurement and sensing technologies. Our sensors, weighing solutions and measurement systems optimize and enhance our customers’ product performance across a broad array of markets to make our world safer, smarter, and more productive. To learn more, visit VPG at www.vpgsensors.com and follow us on LinkedIn.

Forward-Looking Statements:

From time to time, information provided by us, including, but not limited to, statements in this press release, or other statements made by or on our behalf, may contain or constitute “forward-looking”" information within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from those anticipated. Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected, estimated, or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions; significant developments from the recent and potential changes in tariffs and trade regulation; impact of inflation; potential issues respecting the United States federal government debt ceiling; global labor and supply chain challenges; difficulties or delays in identifying, negotiating and completing acquisitions and integrating acquired companies; the inability to realize anticipated synergies and expansion possibilities; difficulties in new product development; changes in competition and technology in the markets that we serve and the mix of our products required to address these changes; changes in foreign currency exchange rates; political, economic, and health (including pandemics) instabilities; instability or disruption caused by military hostilities in the regions or countries in which we operate (including Israel); difficulties in implementing our cost reduction strategies, such as underutilization of production facilities, labor unrest or legal challenges to our lay-off or termination plans, operation of redundant facilities due to difficulties in transferring production to achieve efficiencies; compliance issues under applicable laws, such as export control laws, including the outcome of our voluntary self-disclosure of export control non-compliance; our ability to execute our corporate strategy and business continuity, operational and budget plans; and other factors affecting our operations, markets, products, services, and prices that are set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024. We caution you not to place undue reliance on forward-looking statements, which speak only as of the date of this report or as of the dates otherwise indicated in such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:

Steve Cantor

Vishay Precision Group, Inc.

781-222-3516

info@vpgsensors.com

VISHAY PRECISION GROUP, INC.

Consolidated Condensed Statements of Operations

(Unaudited - In thousands, except per share amounts)

	Fiscal Quarter Ended
	September 27, 2025	September 28, 2024
Net revenues	$79,728	$75,727
Costs of products sold	47,603	45,467
Gross profit	32,125	30,260

Selling, general and administrative expenses	27,296	26,337
Gain on asset held for sale	(5,544)	-
Restructuring costs	214	82
Operating income	10,159	3,841

Other (expense) income :
Interest expense	(425)	(648)
Other	159	(2,646)
Other expense	(266)	(3,294)

Income before taxes	9,893	546

Income tax expense	1,961	1,874

Net earnings (loss)	7,932	(1,328)
Less: net earnings attributable to noncontrolling interests	74	23
Net earnings (loss) attributable to VPG stockholders	$7,858	$(1,351)

Basic earnings (loss) per share attributable to VPG stockholders	$0.59	$(0.10)
Diluted earnings (loss) per share attributable to VPG stockholders	$0.59	$(0.10)

Weighted average shares outstanding - basic	13,279	13,254
Weighted average shares outstanding - diluted	13,344	13,254

VISHAY PRECISION GROUP, INC.

Consolidated Condensed Statements of Operations

(Unaudited - In thousands, except per share amounts)

	Nine Fiscal Months Ended
	September 27, 2025	September 28, 2024
Net revenues	$226,630	$233,869
Costs of products sold	136,866	136,108
Gross profit	89,764	97,761

Selling, general and administrative expenses	81,708	80,232
Gain on asset held for sale	(5,544)	-
Restructuring costs	793	864
Operating income	12,807	16,665

Other (expense) income :
Interest expense	(1,525)	(1,925)
Other	(1,781)	915
Other expense	(3,306)	(1,010)

Income before taxes	9,501	15,654

Income tax expense	2,220	6,508

Net earnings	7,281	9,146
Less: net earnings attributable to noncontrolling interests	117	3
Net earnings attributable to VPG stockholders	$7,164	$9,143

Basic earnings per share attributable to VPG stockholders	$0.54	$0.68
Diluted earnings per share attributable to VPG stockholders	$0.54	$0.68

Weighted average shares outstanding - basic	13,260	13,367
Weighted average shares outstanding - diluted	13,307	13,405

VISHAY PRECISION GROUP, INC.

Consolidated Condensed Balance Sheets

(In thousands)

	September 27, 2025	December 31, 2024
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$86,253	$79,272
Accounts receivable, net	59,608	51,200
Inventories:
Raw materials	32,544	33,013
Work in process	28,900	27,187
Finished goods	24,519	23,960
Inventories, net	85,963	84,160

Prepaid expenses and other current assets	20,514	17,088
Assets held for sale	—	5,229
Total current assets	252,338	236,949

Property and equipment:
Land	2,387	2,316
Buildings and improvements	78,535	68,125
Machinery and equipment	136,393	132,938
Software	11,497	10,351
Construction in progress	3,471	11,246
Accumulated depreciation	(155,715)	(145,475)
Property and equipment, net	76,568	79,501

Goodwill	47,270	46,819
Intangible assets, net	39,156	41,815
Operating lease right-of-use assets	22,768	24,316
Other assets	24,220	21,535
Total assets	$462,320	$450,935

VISHAY PRECISION GROUP, INC.

Consolidated Condensed Balance Sheets

(In thousands)

	September 27, 2025	December 31, 2024
	(Unaudited)
Liabilities and equity
Current liabilities:
Trade accounts payable	$10,788	$9,890
Payroll and related expenses	19,736	18,546
Other accrued expenses	24,159	19,725
Income taxes	2,604	880
Current portion of operating lease liabilities	4,212	3,998
Total current liabilities	61,499	53,039

Long-term debt	20,555	31,441
Deferred income taxes	2,551	3,779
Operating lease liabilities	19,065	19,928
Other liabilities	14,120	14,193
Accrued pension and other postretirement costs	6,726	6,695
Total liabilities	124,516	129,075

Equity:
Common stock, par value $0.10 per share: 25,000,000 shares authorized; 12,256,197 shares outstanding as of September 27, 2025 and 12,215,668 shares outstanding as of December 31, 2024	1,340	1,336
Class B convertible common stock, convertible common stock, par value $0.10 per share: 3,000,000 shares authorized; 1,022,887 shares outstanding as of September 27, 2025 and December 31, 2024	103	103
Treasury stock, at cost - 1,137,995 shares held at September 27, 2025 and December 31, 2024	(25,335)	(25,335)
Capital in excess of par value	204,029	202,783
Retained earnings	199,141	191,977
Accumulated other comprehensive loss	(41,520)	(48,897)
Total Vishay Precision Group, Inc. stockholders' equity	337,758	321,967
Noncontrolling interests	46	(107)
Total equity	337,804	321,860
Total liabilities and equity	$462,320	$450,935

VISHAY PRECISION GROUP, INC.

Consolidated Condensed Statements of Cash Flows

(Unaudited - In thousands)

	Nine Fiscal Months Ended
	September 27, 2025	September 28, 2024
Operating activities
Net earnings	$7,281	$9,146
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	11,878	11,771
Loss (gain) on sale of property and equipment	64	(154)
Gain on asset held for sale	(5,544)	—
Share-based compensation expense	1,550	1,060
Inventory write-offs for obsolescence	2,334	1,722
Deferred (expense) income taxes	(2,322)	512
Foreign currency impacts and other items	270	(1,213)
Net changes in operating assets and liabilities:
Accounts receivable	(6,223)	3,340
Inventories	(2,084)	(1,816)
Prepaid expenses and other current assets	(2,863)	(5,576)
Trade accounts payable	323	(743)
Other current liabilities	6,499	(3,921)
Other non current assets and liabilities, net	(1,335)	(767)
Accrued pension and other postretirement costs, net	126	(322)
Net cash provided by operating activities	9,954	13,039

Investing activities
Capital expenditures	(4,953)	(6,965)
Proceeds from sale of asset held for sale and property and equipment	10,891	647
Net cash provided by (used in) investing activities	5,938	(6,318)

Financing activities
Repayments on revolving facility	(11,000)	—
Debt issuance costs	—	(569)
Purchase of treasury stock	—	(7,815)
Contributions (distributions) from noncontrolling interests	36	(50)
Payments of employee taxes on certain share-based arrangements	(256)	(860)
Net cash used in financing activities	(11,220)	(9,294)
Effect of exchange rate changes on cash and cash equivalents	2,309	(315)
Increase (Decrease) in cash and cash equivalents	6,981	(2,888)
Cash and cash equivalents at beginning of period	79,272	83,965
Cash and cash equivalents at end of period	$86,253	$81,077

Supplemental disclosure of investing transactions:
Capital expenditures accrued but not yet paid	1,239	$1,354
Supplemental disclosure of financing transactions:
Excise tax on net share repurchases accrued but not yet paid	—	60

VISHAY PRECISION GROUP, INC.

Reconciliation of Consolidated Adjusted Gross Profit, Operating Income, Net Earnings Attributable to VPG Stockholders and Diluted Earnings Per Share

(Unaudited - In thousands)

	Gross Profit		Operating Income		Net Earnings (loss) Attributable to VPG Stockholders		Diluted Earnings (loss) Per share
Three months ended	September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024
As reported - GAAP	$32,125	$30,260	$10,159	$3,841	$7,858	$(1,351)	$0.59	$(0.10)
As reported - GAAP Margins	40.3%	40.0%	12.7%	5.1%	—	—	—	—
Start-up costs (a)	37	—	37	—	37	—	0.00	—
Acquisition purchase accounting adjustments (b)	111	—	111	—	111	—	0.01	—
Restructuring costs	—	—	214	82	214	82	0.02	0.01
Foreign currency exchange gain (c)	—	—	—	—	101	2,912	0.01	0.22
Less: Gain on asset held for sale (d)	—	—	5,544	—	5,544	—	0.42	—
Less: Tax effect of reconciling items and discrete tax items	—	—	—	—	(723)	(839)	(0.05)	(0.06)
As Adjusted - Non GAAP	$32,273	$30,260	$4,977	$3,923	$3,500	$2,482	$0.26	$0.19
As Adjusted - Non GAAP Margins	40.5%	40.0%	6.2%	5.2%

	Gross Profit		Operating Income		Net Earnings Attributable to VPG Stockholders		Diluted Earnings Per share
Nine Fiscal Months Ended	September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024
As reported - GAAP	$89,764	$97,761	$12,806	$16,665	$7,164	$9,143	$0.54	$0.68
As reported - GAAP Margins	39.6%	41.8%	5.7%	7.1%	—	—	—	—
Start-up costs (a)	757	—	757	—	757	—	$0.06	—
Acquisition purchase accounting adjustments (b)	111	—	111	—	111	—	$0.01	—
Restructuring costs	—	—	793	864	793	864	$0.06	0.06
Severance cost	—	—	443	347	443	347	$0.03	0.03
Foreign currency exchange gain (c)	—	—	—	—	2,836	34	$0.21	—
Less: Gain on asset held for sale (d)	—	—	5,544	—	5,544	—	$0.42	—
Less: Tax effect of reconciling items and discrete tax items	—	—	—	—	321	(1,913)	$0.02	(0.15)
As Adjusted - Non GAAP	$90,632	$97,761	$9,366	$17,876	$6,239	$12,301	$0.47	$0.92
As Adjusted - Non GAAP Margins	40.0%	41.8%	4.1%	7.6%

VISHAY PRECISION GROUP, INC.

Reconciliation of Adjusted Gross Profit by segment

(Unaudited - In thousands)

	Fiscal Quarter Ended
	September 27, 2025	September 28, 2024	June 28, 2025
Sensors
Net revenues	31,624	28,201	26,563

As reported - GAAP	10,626	8,730	8,487
As reported - GAAP Margins	33.6%	31.0%	32.0%
Start-up costs	37	—	79
As Adjusted - Non GAAP	10,663	8,730	8,566
As Adjusted - Non GAAP Margins	33.7%	31.0%	32.2%

Weighing Solutions
Net revenues	27,538	25,175	29,428

As reported - GAAP	11,110	8,840	11,646
As reported - GAAP Margins	40.3%	35.1%	39.6%
Start-up costs	—	—	178
As Adjusted - Non GAAP	11,110	8,840	11,825
As Adjusted - Non GAAP Margins	40.3%	35.1%	40.2%

Measurement Systems
Net revenues	20,566	22,352	19,170

As reported - GAAP	10,389	12,690	10,461
As reported - GAAP Margins	50.5%	56.8%	54.6%
Acquisition purchase accounting adjustments	111	—	—
As Adjusted - Non GAAP	10,500	12,690	10,461
As Adjusted - Non GAAP Margins	51.1%	56.8%	54.6%

VISHAY PRECISION GROUP, INC.

Reconciliation of Adjusted EBITDA

(Unaudited - In thousands)

	Fiscal Quarter Ended
	September 27, 2025	September 28, 2024	June 28, 2025
Net earnings (loss) attributable to VPG stockholders	$7,858	$(1,351)	$248
Interest expense	425	648	550
Income tax expense	1,961	1,874	592
Depreciation	3,003	2,988	2,872
Amortization	986	925	982
Restructuring costs	214	82	185
Severance cost	—	—	443
Start-up costs (a)	37	—	257
Acquisition purchase accounting adjustments (b)	111	—	—
Foreign currency exchange gain (c)	101	2,912	1,763
Gain on asset held for sale (d)	(5,544)	—	—
ADJUSTED EBITDA	$9,152	$8,079	$7,892
ADJUSTED EBITDA MARGIN	11.5%	10.7%	10.5%